Exhibit 10.4

U. S. Concrete
2006 Annual Salaried Team Member Incentive Plan

Purpose

The purpose of the Plan is to motivate and reward successful company, business unit, and individual performance with awards that are commensurate with the level of performance attained.

Eligibility

Each salaried team member employed by U. S. Concrete and its subsidiary companies is a Participant in the Plan, and must be an active team member or on an approved leave of absence in order to receive any payout.   Team members hired in 2006 will receive a pro-rata incentive payout for any award they are eligible to receive under the provisions of the Plan.  In order to receive a payout, a performance review form for each team member must be completed by the team member’s supervisor and submitted by January 31, 2007.

Bonus Eligibility

The amount of each team member’s bonus eligibility for Threshold, Target, and Optimum level’s of performance is based on their April 1, 2006 grade level (as displayed in Exhibit I) and expressed as a percentage of their April 1, 2006 annual base pay.

Bonus Pool

The size of the Bonus Pool available to be paid out is based on the Company EBITDA performance to budget according to the schedule in Exhibit II.  EBITDA will be computed as net income (loss) plus the provision (benefit) for income taxes, net interest expense, loss on early extinguishment of debt and noncash goodwill impairments, depreciation, depletion and amortization.  At 80% of budgeted EBITDA the Bonus Pool is equal to $0, although a minimal bonus can still be proposed at the sole discretion of the Plan Administrator.  At 105% of EBITDA budget, the bonus pool is equal to the sum of the participants base salary multiplied by their unreduced target bonus percentages.  At 130% of EBITDA budget, the Bonus Pool is equal to the Optimum (twice the Target) unreduced target bonus percentages multiplied by the participants’ base salaries.

Bonus Pool Payout

The payout of the bonus pool to participants is weighted 33 1/3% based on Company EBITDA performance and the business unit non-financial performance measures to budget, 33 1/3% based on business unit EBITDA performance to budget, and 33 1/3% based on individual performance.  The Plan Administrator possesses the sole discretion to adjust the company and business unit EBITDA performance to reflect the effect of acquisitions, capital expenditures, etc.

Individual Bonus Calculation

The individual target bonus percentage is allocated between the business unit non-financial, EBITDA, and individual performance according to the weightings described

Individual Bonus Calculation (continued)

above.  For instance an individual with a 20% of base pay target bonus opportunity will have one-third of their bonus (6.67% of the base pay) potentially paid out according to business unit non-financial  performance, one-third of their bonus paid out according to their business unit  EBITDA performance to budget, and one-third of their bonus paid out according to their individual performance.

1) COMPANY AND BUSINESS UNIT NON-FINANCIAL PERFORMANCE

This third of the bonus payout will be calculated by determining first the Company EBITDA performance to budget as indicated in Exhibit II.  The resulting amount will then decrease based on the business unit performance to budget on the following non-financial measures (see Exhibit III for detail):

Safety
Productivity
Customer Satisfaction
DSO
Quality Control
Sarbannes-Oxley
Voluntary Team-Member Turnover%
Marketing and Sales

Each business unit’s performance on these non-financial measures to budget will be compiled and assessed a rating from 0.0 to 3.0.  The payout schedule for this piece of the bonus is:

Business Unit Non-Financial Performance Rating	Bonus Portion

0.0 (Below Threshold)	0%
1.0 (Threshold)	50%
2.0 (Target =% payout of USC EBITDA vs. Budget)	75%
3.0 (Optimum)	100%

The payout of the Business Unit Non-Financial Performance bonus piece for ratings between the designated “Below Threshold-Threshold-Target-Optimum” benchmarks will be pro-rated.

2) BUSINESS UNIT EBITDA PERFORMANCE

The schedule for measuring the % of target bonus paid out for the business unit EBITDA performance to budget is included as Exhibit II.

3) INDIVIDUAL PERFORMANCE

The payout schedule for the individual piece of the bonus is based on the individual performance rating is below:

Individual Bonus Calculation (continued)

Individual Rating	Individual Bonus Portion

0.0 (Below Threshold)	0%
1.0 (Threshold)	50% of the individual bonus portion
2.0 (Target)	100% of the individual bonus portion
3.0 (Optimum)	200% of the individual bonus portion

The payout of the individual bonus for individual performance level ratings between the designated “Below Threshold-Threshold-Target-Optimum” benchmarks will also be pro-rated.

The individual performance rating will be based on supervisory assessment relative to the accomplishment of individual goals and behaviors exhibited as evaluated on the team member annual performance evaluation form.  The supervisory assessment will be validated by the department head with all other departmental supervisors in meetings during the 4th quarter of 2006 facilitated by the HR Rep/Mgr. in each business unit.

Total Individual Bonus Payout

The sum of the business unit non-financial, business unit EBITDA and individual performance pieces of the bonus payout may not exceed 200% of an individuals target bonus percentage multiplied by their base salary.

Bonus Payment

All bonus payments are contingent on the approval of the Compensation Committee.  The payments will be paid as soon as administratively feasible after the previous year’s performance results are final and the Compensation Committee has approved the bonus payouts.  An individual rating of “Below Threshold” performance will generally disqualify any Participant from receipt of a bonus payout under the Plan.

Bonus Plan Administration

The bonus plan shall be administered by the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, and the Vice President of Human Resources, referred to collectively hereafter as the “Plan Administrator.”

Except for the terms and conditions set forth in this document, the Plan Administrator shall have sole authority to construe and interpret the plan, to establish, amend, and rescind rules and regulations relating to the plan, to exercise discretion in interpolating performance levels and award payouts outside of or between designated benchmarks, and to take all such steps and make all such determinations in connection with the incentive plan and bonus payouts granted hereunder as it may deem necessary or advisable, which determination shall be final and binding upon all Participants and eligible team members.

Bonus Plan Communication

A copy of the bonus plan including an exhibit specifying the team member’s job title, grade level, target and optimum bonus percentages, and performance review form will be distributed to each eligible team member.

Retirement, Termination, Death and Disability

The Plan Administrator may grant a prorated bonus payout for 2006 as it deems advisable  to a Participant (or beneficiary in the event of death) who terminated employment due to retirement, involuntary termination not for cause, or disability.  Payment of this pro-rated bonus will be made at the same time payment is made to other Plan Participants in accordance with the terms and conditions of this Plan, and is contingent upon the signing of an agreement and release.

No Right to Continued Employment

The payout of a bonus pursuant to the Plan shall not create any contractual or other right to receive payouts or other benefits in the future.  All determination with respect to any such payments shall be made at the sole discretion of the Plan Administrator.  The team member’s participation in the Plan shall not create a right to further employment with his or her employer nor interfere with the ability of his or her employer to terminate his or her employment with or without cause.

Termination

The Plan is in effect for the 2006 calendar year.  The Plan Administrator may at any time suspend the operation of or terminate the Plan.

U. S. Concrete, Inc.

By:	/s/ Eugene P. Martineau

President and Chief Executive Officer

Exhibit I
2005 Salaried Team Member Bonus Opportunity

Grade Level	Target %

19	40%
18	35%
17	30%
16	25%
15	20%
14	15%
13	12.50%
12	10%
11	5%
10 and below	5%

Exhibit II
Bonus Pool Creation; Company or  Business Unit EBITDA Payout Schedule

EBITDA Variance to Budget	Bonus Adjustment Factor% of Target Bonus

-20%	0%
-19%	4%
-18%	8%
-17%	12%
-16%	16%
-15%	20%
-14%	24%
-13%	28%
-12%	32%
-11%	36%
-10%	40%
-9%	44%
-8%	48%
-7%	52%
-6%	56%
-5%	60%
-4%	64%
-3%	68%
-2%	72%
-1%	76%
0%	80%
1%	84%
2%	88%
3%	92%
4%	96%
5%	100%
6%	104%
7%	108%
8%	112%
9%	116%
10%	120%
11%	124%
12%	128%
13%	132%
14%	136%
15%	140%
16%	144%
17%	148%
18%	152%
19%	156%
20%	160%
21%	164%
22%	168%
23%	172%
24%	176%
25%	180%
26%	184%
27%	188%
28%	192%
29%	196%
30%	200%

Exhibit III

U.S. Concrete, Inc.
2006 Salaried Team Member Incentive Plan
Non-EBITDA Measures

1.	Safety targets – the safety targets have already been established for the following:
	a.	Incident rate – 12.0
	b.	Recordable rate – 9.0
	c.	Loss workday incident rate – 5.0
	d.	Workman’s compensation claims cost per hour - $.55/hr (undeveloped)
	e.	Auto claims cost per hour $.24/hr (undeveloped)

2.	Productivity goal – target is a 5% improvement over each business units budgeted cubic yards per man-hour.

3.	Customer satisfaction – target is a 90% on-time delivery rate.

4.	DSO improvement – the target is a 1 day improvement if December 31, 2005, DSO was between 40 and 50 days and a 2 day improvement if the December 31, 2006 DSO was in excess of 50 days.

5.	Quality control and technical assurance – target is a 1% improvement in budgeted material spread as a percent of revenue.

6.	Sarbanes/Oxley:

Below Threshold (0) – 4 or more control deficiencies or a Significant Deficiency/Material Weakness
Threshold (3) 2-3 control deficiencies
Target (2) 1control deficiency
Optimum (1) 0 control deficiencies

7.	Team member turnover – target is a 10% improvement in voluntary turnover.

8.	Marketing and sales – target is a 1% improvement in budgeted material spread as percent of revenue and adherence to the Sales Activity Process.